Exhibit 99.2

On July 16, 2003, J.P. Morgan Chase & Co. furnished to the Securities and Exchange Commission a Form 8-K containing its 2003 second quarter earnings release as Exhibit 99.1. The fourth bullet point on page 2 of Exhibit 99.1, under the heading “Investment Bank,” contained a typographical error. Accordingly, the fourth bullet point on page 2 has been revised and restated in its entirety as follows:

Operating expenses of $2.46 billion increased 23% from the second quarter of 2002 primarily driven by higher incentives resulting from improved financial performance. Non-compensation expenses increased 12% from the second quarter of 2002 as a result of the $100 million addition to the Enron-related litigation reserve. Excluding the litigation reserve, non-compensation expenses decreased 1%. Severance and related costs increased 21% from the second quarter of 2002 primarily driven by $104 million in charges to provide for anticipated losses on subletting unoccupied excess real estate.